Exhibit 99.1

Customers Bancorp, Inc.
701 Reading Avenue
West Reading, PA 19611
Contacts:
Jay Sidhu, Chairman & CEO 610-935-8693
Sam Sidhu, President 484-744-8985
Carla Leibold, CFO 484-923-8802

Customers Bancorp Reports Second Quarter 2021 Results
Record Net Income of $58.0 million, or $1.72 Per Diluted Share,
ROAA of 1.27% and ROCE of 23.22%
Top 5 Bank PPP Lender in U.S. by Loan Count
~325,000 Loans Funded Totaling $9.5 billion
~$335 million of Deferred Origination Fees Earned
Tangible Book Value Increased 29% over Q2 2020

•Q2 2021 net income available to common shareholders was $58.0 million, or $1.72 per diluted share, up 182% over Q2 2020.
•Q2 2021 core earnings (a non-GAAP measure) were $59.3 million, or $1.76 per diluted share, up 177% over Q2 2020.
•Q2 2021 ROAA was 1.27% and Core ROAA (a non-GAAP measure) was 1.30%. Q2 2020 ROAA was 0.62% and Core ROAA (a non-GAAP measure) was 0.68%.
•Q2 2021 ROCE was 23.22% and Core ROCE (a non-GAAP measure) was 23.72%. Q2 2020 ROCE was 9.97% and Core ROCE (a non-GAAP measure) was 11.16%.
•Adjusted pre-tax pre-provision net income (a non-GAAP measure) for Q2 2021 was $86.5 million, an increase of 60% over Q2 2020. Q2 2021 adjusted pre-tax pre-provision return on average assets (a non-GAAP measure) was 1.80% compared to 1.48% for Q2 2020.
•Q2 2021 results include a provision for credit losses on loans and leases of $3.3 million, compared to a benefit of $2.9 million in Q1 2021. At June 30, 2021, the coverage of credit loss reserves for loans and leases held for investment, excluding Paycheck Protection Program ("PPP") loans (a non-GAAP measure), was 1.61% compared to 1.71% at March 31, 2021.
•Non-performing assets were 0.24% of total assets at June 30, 2021 compared to 0.26% at March 31, 2021. Allowance for credit losses equaled 270% of non-performing loans at June 30, 2021, up from 264% at March 31, 2021.
•Net interest income for Q2 2021 grew $6.0 million, or 4.5%, over Q1 2021 and $46.8 million, or 50.9%, over Q2 2020.
•Q2 2021 net interest margin (a non-GAAP measure) remained stable at 2.98%. Q2 2021 net interest margin, excluding the impact of PPP loans (a non-GAAP measure), increased by 31 basis points to 3.30% from Q1 2021.
•Total loans and leases increased $1.7 billion, or 11.0% year-over-year. Total loans and leases, excluding PPP loans (a non-GAAP measure), increased $132.2 million, or 1.3% year-over-year, as growth in the core commercial and industrial (C&I), consumer and loans to mortgage companies portfolios was offset in part by runoff in the multi-family loan portfolio.

•Total deposits increased $2.9 billion, or 26.5% year-over-year, which included a $2.4 billion or 51.9% increase in demand deposits. The total cost of deposits dropped 44 basis points from 0.91% in the year-ago quarter.
•Total deferments declined to $98.2 million, or 0.9% of total loans and leases excluding PPP loans (a non-GAAP measure) at June 30, 2021, down from $189.1 million, or 1.7% of total loans and leases excluding PPP loans (a non-GAAP measure) at March 31, 2021.
•Q2 2021 efficiency ratio was 46.59% compared to 50.73% for Q2 2020. Q2 2021 core efficiency ratio was 44.33% compared to 47.84% in Q2 2020 (non-GAAP measures).
•Fully divested foreign equity holdings in Q2 2021 reducing overall taxable capital gains resulting from BankMobile divestiture in Q1 2021.
•On track to soft launch a private real-time, blockchain-based B2B payments platform with integration of digital and legacy payment rails within the next 60 days. The platform will deliver enhanced payments functionality for our business clients and is expected to generate additional deposit growth in targeted niches, such as real estate, monetary and currency exchanges and institutional investments.
•Preferred stock redemption planned prior to year-end.

West Reading, PA, July 28, 2021 - Customers Bancorp, Inc. (NYSE: CUBI), the parent company of Customers Bank (collectively "Customers" or "CUBI"), today reported second quarter 2021 ("Q2 2021") net income to common shareholders of $58.0 million, or $1.72 per diluted share, up from first quarter 2021 ("Q1 2021") net income to common shareholders of $33.2 million, or $1.01 per diluted share. Q1 2021 results included a net loss from discontinued operations of $38.0 million, which reduced GAAP earnings by $1.16 per diluted share, resulting from the divestiture of BankMobile Technologies, Inc. on January 4, 2021. Core earnings for Q2 2021 totaled $59.3 million, or $1.76 per diluted share compared to Q1 2021 core earnings of $70.3 million, or $2.14 per diluted share (non-GAAP measures). Adjusted pre-tax pre-provision net income was $86.5 million for Q2 2021 compared to $86.8 million for Q1 2021 (non-GAAP measures). Net interest margin, tax equivalent ("NIM") remained stable at 3% for Q2 2021 and Q1 2021. Excluding PPP loans, NIM expanded 31 basis points in Q2 2021 as compared to Q1 2021, largely benefiting from the balance sheet restructuring that occurred in Q1 2021, further reductions in deposit costs and disciplined pricing strategy (non-GAAP measures).

“As the Paycheck Protection Program ("PPP") comes to a close, we couldn't be happier with our overall execution and results in this program,” remarked Customers Bancorp Chairman and CEO, Jay Sidhu. “Not only have we supported hundreds of thousands of small businesses, not-for-profits, and the communities we serve, we leveraged our technology expertise to build valuable fintech partnerships, established hundreds of thousands of new customer accounts ripe for in-house analytics and cross-selling and significantly improved our capital position and tangible book value at the same time. All of this was achieved while decreasing the risk profile of Customers Bank. At June 30, 2021, we have strong capital and reserves, exceptional asset quality and expect to report the highest full year earnings in our company's history. This leaves us very well positioned to support future growth and to redeem a portion of our preferred stock later this year, an EPS enhancing action, which was approved by our Board earlier today. We remain optimistic about our future.” Mr. Sidhu concluded.

Key Balance Sheet Trends

Total loans and leases increased $1.7 billion, or 11.0%, to $17.0 billion at June 30, 2021 compared to the year-ago period. PPP loans were $6.3 billion at June 30, 2021, an increase of $1.5 billion compared to the year-ago period, driven by $4.1 billion and $0.2 billion in originations from the new round and earlier rounds of PPP loans, respectively. This increase in PPP loans was offset by $2.8 billion in forgiveness from the earlier rounds of PPP loans. Additionally, the loan mix improved year-over-year as commercial and industrial loans and leases increased $233.2 million to $2.3 billion, commercial real estate owner occupied loans increased $108.9 million to $653.6 million, commercial loans to mortgage companies increased $90.1 million to $2.9 billion, and consumer installment loans increased $319.8 million to $1.6 billion. These increases in loans and leases were partially offset by decreases in multi-family loans of $526.1 million to $1.5 billion, commercial real estate non-owner occupied loans of $55.7 million to $1.2 billion and residential mortgages of $79.4 million to $273.5 million. “Looking ahead, we see continued growth in core C&I and consumer loans offsetting some of the expected decreases in loans to mortgage companies in the second half of this year," stated Sidhu.

Total deposits increased $2.9 billion, or 26.5%, to $13.9 billion at June 30, 2021 compared to the year-ago period. Total demand deposits increased $2.4 billion, or 51.9%, to $6.9 billion, money market deposits increased $1.5 billion, or 44.2%, to $4.9 billion, and savings deposits increased $287.0 million, or 25.1%, to $1.4 billion. These increases were offset, in part, by a decrease in time deposits of $1.2 billion, or 66.5%, to $627.2 million. The total cost of deposits declined by 44 basis points to 0.47% in Q2 2021 from 0.91% in the year-ago quarter. At July 15, 2021, the spot cost of deposits was 0.44%. "We expect our deposit costs to be at or below 40 basis points by September 30, 2021," stated Sidhu.

Very Strong Growth in Tangible Common Equity and Tangible Book Value Per Share

Customers experienced significant improvements in regulatory capital ratios in Q2 2021 as compared to a year ago. Customers Bancorp's tangible common equity (a non-GAAP measure) increased by $253.6 million to $1.0 billion at June 30, 2021 from $775.8 million at June 30, 2020, and the tangible book value per common share (a non-GAAP measure) increased to $31.82 at June 30, 2021 from $24.62 at June 30, 2020, an increase of 29.2%. Customers remains well capitalized by all regulatory measures, leaving us well positioned to redeem a portion of the preferred stock prior to year-end subject to routine and customary regulatory approval. At the Customers Bancorp level, the total risk based capital ratio (estimate) and tangible common equity to tangible assets ratio ("TCE ratio"), excluding PPP loans (a non-GAAP measure), were 13.2% and 7.7%, respectively, at June 30, 2021. At March 31, 2021, Customers Bancorp's total risk based capital ratio and TCE ratio, excluding PPP loans (a non-GAAP measure), were 12.4% and 7.1%, respectively. "As a consequence of PPP related income and a potential cyclical decline in mortgage warehouse loans, we expect our capital levels to increase sharply in the second half of 2021 with the TCE ratio excluding PPP loans to be close to 9% by December 31, 2021," commented Customers Bancorp CFO, Carla Leibold.

Loan Portfolio Management During the COVID-19 Crisis

Over the last decade, Customers has developed a suite of commercial and retail loan products with one particularly important common denominator: relatively low credit risk assumption. The Bank’s C&I, mortgage warehouse, specialty finance lines of business, and multi-family loans for example, are characterized by conservative underwriting standards and low loss rates. Because of this emphasis, the Bank’s credit quality to-date has been healthy despite a highly adverse economic environment. Maintaining strong asset quality also requires a highly active portfolio monitoring process. In addition to frequent client outreach and monitoring at the individual loan level, Customers employs a bottom-up data driven approach to analyze its commercial portfolio.

Strong commercial loan portfolio with very low concentration in COVID-19 impacted industries and CRE
•Total commercial deferments declined to $89.8 million, or 0.8% of total loans and leases, excluding PPP loans (a non-GAAP measure), at June 30, 2021, down from $176.1 million, or 1.6% of total loans and leases, excluding PPP loans, at March 31, 2021. Customers' commercial deferments peaked at about $1.2 billion in July 2020.
•Exposure to industry segments significantly impacted by COVID-19 is not substantial. At June 30, 2021, Customers had $82.8 million in energy and utilities exposure (with no deferments); $62.0 million in colleges and universities (with no deferments); $62.2 million in CRE retail sales exposure (mostly auto sales; with no deferments); $29.9 million in franchise restaurants and dining (with no deferments); and $26.1 million in entertainment only businesses (with no deferments).
•At June 30, 2021, the hospitality portfolio was $399.3 million, or 3.8% of total loans and leases, excluding PPP loans, with $59.2 million in deferment. Approximately 79.5% ($317.4 million) represents “flagged” facilities, with the majority of the non-flagged being high-end destination hotels in Cape May (NJ), Avalon (NJ), and Long Island (NY). We believe the majority of the hotels have sufficient cash resources to get through the COVID-19 crisis.
•At June 30, 2021, the healthcare portfolio was approximately $460 million, comprised predominantly of skilled nursing, which has been deemed an essential business and through a number of federal and state actions has been provided immunity from liability for COVID-19 related deaths. No deferments have been requested and there are no delinquencies.
•The multi-family portfolio is highly seasoned, with a weighted average loan to value of 61.7% as of quarter-end. 55.77% of the portfolio was in New York City, of which 70.53% was in rent controlled/regulated properties. As of June 30, 2021, no deferments have been requested.
•At June 30, 2021, investment CRE had a weighted average loan to value of 63.2%, with approximately 52% of the portfolio housed in New York, Philadelphia and surrounding markets. As of June 30, 2021, $4.4 million of the portfolio was on deferment, with minimal exposure to the office market.

Consumer installment, mortgage and home equity loan portfolios continue to perform well
•Total consumer-related deferments declined to $8.4 million, or 0.1% of total loans and leases, excluding PPP loans (a non-GAAP measure), at June 30, 2021, down from $13.0 million at March 31, 2021.
•The $1.6 billion consumer installment loan portfolio outperformed industry peers with deferments dropping to 0.31% and 30+ day delinquency at only 0.66%. Strong credit quality (avg. FICO at origination: 740), low concentration in at-risk job segments, and outstanding performance of CB Direct originations have resulted in solid results through the end of Q2 2021.
•The consumer installment portfolio has been managed to moderate growth and strengthening credit quality, by replacing run-off with CB Direct originations with higher FICO scores.

Key Profitability Trends

Net Interest Income

Net interest income totaled $138.8 million in Q2 2021, an increase of $6.0 million from Q1 2021, primarily due to a $755.1 million net increase in average interest-earning assets and a decrease in the cost of interest-bearing liabilities. Interest-earning asset growth was driven by increases in consumer loans and the latest round of PPP loans, offset in part by PPP loan forgiveness from the first two rounds, which accelerated the recognition of net deferred loan origination fees, and decreases in commercial loans to mortgage companies and multi-family loans. Compared to Q1 2021, total loan yields decreased 28 basis points to 3.74%. The decrease is attributable to lower yields on commercial and industrial loans and leases, increased originations of PPP loans in the latest round and lower forgiveness of PPP loans from the first two rounds, offset in part by higher yields on consumer loans. Total borrowing costs decreased by 23 basis points to 0.77% primarily due to the balance sheet restructuring completed in Q1 2021 and lower utilization of the FRB PPP Liquidity Facility, costing 0.35%, due to the PPP loan forgiveness from the first two rounds and excess cash available to fund additional PPP round 3 originations. FHLB advances and federal funds purchased were also paid off during Q2 2021 due to sufficient liquidity. "It is difficult to predict net interest income in future periods because the timing of PPP forgiveness results in the accelerated recognition of net deferred fees and also affects the amount of net interest income expected to be earned while the PPP loans are held on our balance sheet," commented Mr. Sidhu.

Provision for Credit Losses

The provision for credit losses on loans and leases in Q2 2021 was $3.3 million, compared to a $2.9 million benefit (release) in Q1 2021. The provision in Q2 2021 primarily resulted from an increase in provision for consumer installment loans from continued growth, offset in part by the benefit (release) to the provision for commercial loans resulting from continuing improvement in forecasts of macroeconomic conditions since Q4 2020. The allowance for credit losses on loans and leases represented 1.6% of total loans and leases receivable, excluding PPP loans (a non-GAAP measure) at June 30, 2021, compared to 1.7% at March 31, 2021,and 2.2% at June 30, 2020. Customers' non-

performing loans at June 30, 2021 were only 0.27% of total loans and leases, a significant improvement from 0.56% at June 30, 2020.

Non-Interest Income

Non-interest income totaled $16.8 million for Q2 2021, a decrease of $1.6 million compared to Q1 2021. The decrease in non-interest income primarily resulted from decreases of $21.8 million in gain on sale of investment securities and $3.0 million in unrealized gain on derivatives, offset in part by a $24.5 million decrease in loss on cash flow hedge derivative terminations recorded in Q1 2021. In Q2 2021, the change in the fair value of foreign equity securities and the sale of the foreign subsidiaries that held those securities resulted in a net loss of $1.1 million.

Non-Interest Expense

Non-interest expense totaled $70.8 million for Q2 2021, an increase of $8.9 million compared to Q1 2021. The increase was primarily due to approximately $2.5 million of compensation expense associated with an executive's retirement and other one-time benefits, $2.4 million of increased PPP-related costs primarily due to outside professional services used to support the PPP forgiveness process and our participation in the latest round of PPP, increased consumer installment servicing expense of $1.0 million, increased stock-based compensation of $0.9 million related to new awards, and a benefit (release) to credit losses for unfunded commitments of $1.3 million recorded in Q1 2021. "Looking ahead, we expect non-interest expenses to be lower in Q3 2021," stated Ms. Leibold.

Taxes

Income tax expense from continuing operations increased by $2.5 million to $20.1 million in Q2 2021 from $17.6 million in Q1 2021 primarily due to an increase in compensation expense associated with an executive's retirement that exceeded the limit for tax deduction purposes, along with an increase in projected pre-tax income from continuing operations. Customers expects the full-year 2021 effective tax rate from continuing operations to be approximately 23% to 25%, which is comparable to previous years.

Net Loss From Discontinued Operations

The divestiture of BankMobile Technologies, Inc. was completed on January 4, 2021, and its historical financial results are presented as discontinued operations.

Outlook

“Looking ahead, we are very optimistic about the prospects of our company. The best in class tech agility of Customers Bancorp has allowed us to be a major participant in the third round of PPP and to incubate new lines of businesses that leverage our fintech relationships. We expect to launch a private real-time, blockchain-based B2B payments platform with integration of digital and legacy payment rails. The platform will deliver enhanced payments functionality for our business clients and is expected to generate additional deposit growth in targeted niches, such as real estate, monetary and currency exchanges and institutional investments. We also expect our tangible common equity and regulatory capital levels to achieve targeted levels within the next 12 months and our credit quality to remain in line with or better than peers. The financial benefits of PPP aside, we project our recurring earnings power to expand to at least the $4.00 level during 2021 and 2022 and expect to achieve $6.00 in core EPS in 2025 rather than 2026,” concluded Mr. Sidhu.

Our updated financial guidance is as follows:
•Loan growth, excluding PPP and mortgage warehouse balances, is expected to average in the mid-to-high single digits over the next several quarters.
•The balance of commercial loans to mortgage companies is expected to decline to $1.6 billion - $2.4 billion at December 31, 2021.
•The Total Capital Ratio is expected to be about 14.0% by year-end 2021. The TCE ratio excluding PPP loans is expected to be close to 9.0% by year-end 2021.
•We project the NIM, excluding PPP loans, to remain within the 3.25% - 3.50% range for the second half of 2021.
•We project an effective tax rate from continuing operations for 2021 of 23.0% - 25.0%.
•We now expect to earn at least $6.00 in core EPS in 2021 and 2022. Our core EPS guidance includes the net interest income expected to be earned on the PPP loans.

•Excluding PPP loans, we expect to earn at least $4 in core EPS in 2021 and 2022 and expect to achieve $6 in core EPS by 2025 rather than 2026.

2021 NIM expansion is expected to be achieved by:
•Remixing the loan portfolio away from commercial loans to mortgage companies toward other C&I categories and consumer installment loans.
•Restructuring of the asset and liability side of the balance sheet that was completed in Q1 2021.
•Bringing our total cost of deposits down to around 35 basis points by year-end 2021.

Webcast

Date:            Thursday, July 29, 2021
Time:            9:00 AM EDT
The live audio webcast, presentation slides, and earnings press release will be made available at https://www.customersbank.com/investor-relations/ and at the Customers Bancorp 2nd Quarter Earnings Webcast.

You may submit questions in advance of the live webcast by emailing Customers' Communications & Marketing Director, David Patti at dpatti@customersbank.com; questions may also be asked during the webcast through the webcast application.

The webcast will be archived for viewing on the Customers Bancorp Investor Relations page and available beginning approximately two hours after the conclusion of the live event.

Institutional Background

Customers Bancorp, Inc. (NYSE:CUBI) is a bank holding company located in West Reading, Pennsylvania engaged in banking and related businesses through its bank subsidiary, Customers Bank, a full-service bank with $19.6 billion in assets at June 30, 2021. A member of the Federal Reserve System with deposits insured by the Federal Deposit Insurance Corporation, Customers Bank is an equal opportunity lender that provides a range of banking and lending services to small and medium-sized businesses, professionals, individuals and families. Services and products are available wherever permitted by law through mobile-first apps, online portals, and a network of offices and branches.

“Safe Harbor” Statement
In addition to historical information, this press release may contain “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements with respect to Customers Bancorp, Inc.’s strategies, goals, beliefs, expectations, estimates, intentions, capital raising efforts, financial condition and results of operations, future performance and business. Statements preceded by, followed by, or that include the words “may,” “could,” “should,” “pro forma,” “looking forward,” “would,” “believe,” “expect,” “anticipate,” “estimate,” “intend,” “plan,” or similar expressions generally indicate a forward-looking statement. These forward-looking statements involve risks and uncertainties that are subject to change based on various important factors (some of which, in whole or in part, are beyond Customers Bancorp, Inc.’s control). Numerous competitive, economic, regulatory, legal and technological events and factors, among others, could cause Customers Bancorp, Inc.’s financial performance to differ materially from the goals, plans, objectives, intentions and expectations expressed in such forward-looking statements, including: the adverse impact on the U.S. economy, including the markets in which we operate, of the coronavirus outbreak, and the impact of a slowing U.S. economy and increased unemployment on the performance of our loan and lease portfolio, the market value of our investment securities, the demand for our products and services and the availability of sources of funding; the effects of actions by the federal government, including the Board of Governors of the Federal Reserve System and other government agencies, that affect market interest rates and the money supply; actions that we and our customers take in response to these developments and the effects such actions have on our operations, products, services and customer relationships; and the effects of any changes in accounting standards or policies. Customers Bancorp, Inc. cautions that the foregoing factors are not exclusive, and neither such factors nor any such forward-looking statement takes into account the impact of any future events. All forward-looking statements and information set forth herein are based on management’s current beliefs and assumptions as of the date hereof and speak only as of the date they are made. For a more complete discussion of the assumptions, risks and uncertainties related to our business, you are encouraged to review Customers Bancorp, Inc.’s filings with the Securities and Exchange Commission, including its most recent annual report on Form 10-K for the year ended December 31, 2020, subsequently filed quarterly reports on Form 10-Q and current reports on Form 8-K, including any amendments thereto, that update or provide information in addition to the information included in the Form 10-K and Form 10-Q filings, if any. Customers Bancorp, Inc. does not undertake to update any forward-looking statement whether written or oral, that may be made from time to time by Customers Bancorp, Inc. or by or on behalf of Customers Bank, except as may be required under applicable law.

Q2 2021 Overview
The following table presents a summary of key earnings and performance metrics for the quarter ended June 30, 2021 and the preceding four quarters:

CUSTOMERS BANCORP, INC. AND SUBSIDIARIES
EARNINGS SUMMARY - UNAUDITED

(Dollars in thousands, except per share data and stock price data)	Q2	Q1	Q4	Q3	Q2	Six Months Ended June 30,
	2021	2021	2020	2020	2020	2021	2020

GAAP Profitability Metrics:
Net income available to common shareholders (from continuing and discontinued operations)	$58,042	$33,204	$52,831	$47,085	$19,137	$91,246	$18,621
Per share amounts:
Earnings per share - basic	$1.80	$1.04	$1.67	$1.49	$0.61	$2.84	$0.59
Earnings per share - diluted	$1.72	$1.01	$1.65	$1.48	$0.61	$2.74	$0.59
Book value per common share (1)	$31.94	$30.13	$28.37	$26.43	$25.08	$31.94	$25.08
CUBI stock price (1)	$38.99	$31.82	$18.18	$11.20	$12.02	$38.99	$12.02
CUBI stock price as % of book value (1)	122%	106%	64%	42%	48%	122%	48%
Average shares outstanding - basic	32,279,625	31,883,946	31,638,447	31,517,504	31,477,591	32,082,878	31,434,371
Average shares outstanding - diluted	33,741,468	32,841,711	31,959,100	31,736,311	31,625,771	33,294,075	31,625,669
Shares outstanding (1)	32,353,256	32,238,762	31,705,088	31,555,124	31,510,287	32,353,256	31,510,287
Return on average assets ("ROAA")	1.27%	0.80%	1.23%	1.12%	0.62%	1.04%	0.40%
Return on average common equity ("ROCE")	23.22%	14.66%	24.26%	23.05%	9.97%	19.15%	4.74%
Efficiency ratio	46.59%	48.89%	43.56%	46.76%	50.73%	47.64%	52.52%
Non-GAAP Profitability Metrics (2):
Core earnings	$59,303	$70,308	$54,588	$38,439	$21,413	$129,611	$26,499
Adjusted pre-tax pre-provision net income	$86,467	$86,769	$77,896	$64,146	$53,931	$173,236	$98,154
Per share amounts:
Core earnings per share - diluted	$1.76	$2.14	$1.71	$1.21	$0.68	$3.89	$0.84
Tangible book value per common share (1)	$31.82	$30.01	$27.92	$25.97	$24.62	$31.82	$24.62
CUBI stock price as % of tangible book value (1)	123%	106%	65%	43%	49%	123%	49%
Core ROAA	1.30%	1.61%	1.26%	0.93%	0.68%	1.45%	0.52%
Core ROCE	23.72%	31.03%	25.06%	18.82%	11.16%	27.20%	6.75%
Adjusted ROAA - pre-tax and pre-provision	1.80%	1.90%	1.70%	1.43%	1.48%	1.85%	1.50%
Adjusted ROCE - pre-tax and pre-provision	33.27%	36.80%	34.20%	29.73%	26.24%	34.95%	23.16%
Net interest margin, tax equivalent	2.98%	3.00%	2.78%	2.50%	2.65%	2.99%	2.80%
Net interest margin, tax equivalent, excluding PPP loans	3.30%	2.99%	3.04%	2.86%	2.97%	3.14%	2.98%
Core efficiency ratio	44.33%	41.13%	42.89%	46.10%	47.84%	42.76%	50.25%
Asset Quality:
Net charge-offs	$6,591	$12,521	$8,472	$17,299	$10,325	$19,112	$29,035
Annualized net charge-offs to average total loans and leases	0.16%	0.33%	0.21%	0.45%	0.32%	0.24%	0.52%
Non-performing loans ("NPLs") to total loans and leases (1)	0.27%	0.30%	0.45%	0.38%	0.56%	0.27%	0.56%
Reserves to NPLs (1)	269.96%	264.21%	204.48%	244.70%	185.36%	269.96%	185.36%
Non-performing assets ("NPAs") to total assets	0.24%	0.26%	0.39%	0.34%	0.48%	0.24%	0.48%
Customers Bank Capital Ratios (3):
Common equity Tier 1 capital to risk-weighted assets	12.35%	11.75%	10.62%	10.12%	10.64%	12.35%	10.64%
Tier 1 capital to risk-weighted assets	12.35%	11.75%	10.62%	10.12%	10.64%	12.35%	10.64%
Total capital to risk-weighted assets	13.72%	13.11%	12.06%	11.62%	12.30%	13.72%	12.30%
Tier 1 capital to average assets (leverage ratio)	9.07%	9.35%	9.21%	9.29%	9.59%	9.07%	9.59%

(1) Metric is a spot balance for the last day of each quarter presented.
(2) Non-GAAP measures exclude net loss from discontinued operations, loss on sale of foreign subsidiaries, unrealized gains (losses) on loans held for sale, investment securities gains and losses, loss on cash flow hedge derivative terminations, severance expense, merger and acquisition-related expenses, losses realized from the sale of non-QM residential mortgage loans, loss upon acquisition of interest-only GNMA securities, legal reserves, credit valuation adjustments on derivatives, risk participation agreement mark-to-market adjustments, goodwill and intangible assets, and PPP loans. These notable items are not included in Customers' disclosures of core earnings and other core profitability metrics. Please note that not each of the aforementioned adjustments affected the reported amount in each of the periods presented. Customers' reasons for the use of these non-GAAP measures and a detailed reconciliation between the non-GAAP measures and the comparable GAAP amounts are included at the end of this document.
(3) Regulatory capital ratios are estimated for Q2 2021 and actual for the remaining periods. In accordance with regulatory capital rules, Customers elected an option to delay the estimated impact of CECL on its regulatory capital over a five-year transition period ending January 1, 2025. As a result, capital ratios and amounts as of Q2 2021 exclude the impact of the increased allowance for credit losses on loans and leases and unfunded loan commitments attributed to the adoption of CECL and 25% of the quarterly provision for credit losses for subsequent quarters through Q4 2021.

CUSTOMERS BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS - UNAUDITED
(Dollars in thousands, except per share data)						Six Months Ended
	Q2	Q1	Q4	Q3	Q2	June 30,
	2021	2021	2020	2020	2020	2021	2020
Interest income:
Loans and leases	$153,608	$152,117	$145,414	$132,107	$118,447	$305,725	$234,527
Investment securities	8,327	7,979	6,777	6,297	6,155	16,306	11,132
Other	946	1,019	902	1,246	616	1,965	4,902
Total interest income	162,881	161,115	153,093	139,650	125,218	323,996	250,561

Interest expense:
Deposits	15,653	15,658	16,107	18,347	23,238	31,311	57,591
FHLB advances	963	5,192	5,749	5,762	4,736	6,155	10,127
Subordinated debt	2,689	2,689	2,688	2,689	2,689	5,378	5,378
FRB PPP liquidity facility, federal funds purchased and other borrowings	4,819	4,845	5,603	5,413	2,573	9,664	4,163
Total interest expense	24,124	28,384	30,147	32,211	33,236	52,508	77,259
Net interest income	138,757	132,731	122,946	107,439	91,982	271,488	173,302
Provision (benefit) for credit losses on loans and leases	3,291	(2,919)	(2,913)	12,955	20,946	372	52,732
Net interest income after provision (benefit) for credit losses on loans and leases	135,466	135,650	125,859	94,484	71,036	271,116	120,570

Non-interest income:
Interchange and card revenue	84	85	91	92	193	169	463
Deposit fees	891	863	823	650	502	1,754	1,054
Commercial lease income	5,311	5,205	4,853	4,510	4,508	10,516	8,776
Bank-owned life insurance	2,765	1,679	1,744	1,746	1,757	4,444	3,519
Mortgage warehouse transactional fees	3,265	4,247	3,681	3,320	2,582	7,512	4,533
Gain (loss) on sale of SBA and other loans	1,900	1,575	1,689	286	23	3,475	34
Mortgage banking income (loss)	386	463	346	1,013	38	849	334
Gain (loss) on sale of investment securities	1,812	23,566	44	11,707	4,353	25,378	8,328
Unrealized gain (loss) on investment securities	1,746	974	1,387	238	1,200	2,720	(178)
Loss on sale of foreign subsidiaries	(2,840)	—	—	—	—	(2,840)	—
Unrealized gain (loss) on derivatives	(439)	2,537	804	549	(4,158)	2,098	(5,304)
Loss on cash flow hedge derivative terminations	—	(24,467)	—	—	—	(24,467)	—
Other	1,941	1,741	621	753	713	3,682	1,312
Total non-interest income	16,822	18,468	16,083	24,864	11,711	35,290	22,871

Non-interest expense:
Salaries and employee benefits	28,023	23,971	25,600	24,752	23,192	51,994	43,716
Technology, communication and bank operations	19,618	19,988	16,021	13,005	11,103	39,606	21,642
Professional services	8,234	6,289	5,449	4,421	2,974	14,523	6,519
Occupancy	2,482	2,621	2,742	3,368	2,639	5,103	5,252
Commercial lease depreciation	4,415	4,291	3,982	3,663	3,643	8,706	7,070
FDIC assessments, non-income taxes and regulatory fees	2,602	2,719	2,642	3,784	2,368	5,321	5,235
Merger and acquisition related expenses	—	418	709	658	—	418	—
Loan workout	102	(261)	123	846	1,808	(159)	2,175
Advertising and promotion	313	561	—	—	372	874	1,795
Other	5,034	1,330	2,665	1,788	1,692	6,364	5,354
Total non-interest expense	70,823	61,927	59,933	56,285	49,791	132,750	98,758
Income before income tax expense	81,465	92,191	82,009	63,063	32,956	173,656	44,683
Income tax expense	20,124	17,560	23,447	12,016	7,980	37,684	11,254
Net income from continuing operations	61,341	74,631	58,562	51,047	24,976	135,972	33,429

Loss from discontinued operations before income taxes	—	(20,354)	(3,539)	(347)	(3,190)	(20,354)	(9,911)
Income tax expense (benefit) from discontinued operations	—	17,682	(1,222)	185	(932)	17,682	(2,299)
Net loss from discontinued operations	—	(38,036)	(2,317)	(532)	(2,258)	(38,036)	(7,612)
Net income	61,341	36,595	56,245	50,515	22,718	97,936	25,817
Preferred stock dividends	3,299	3,391	3,414	3,430	3,581	6,690	7,196
Net income available to common shareholders	$58,042	$33,204	$52,831	$47,085	$19,137	$91,246	$18,621

Basic earnings per common share from continuing operations	$1.80	$2.23	$1.74	$1.51	$0.68	$4.03	$0.83
Basic earnings per common share	$1.80	$1.04	$1.67	$1.49	$0.61	$2.84	$0.59
Diluted earnings per common share from continuing operations	$1.72	$2.17	$1.73	$1.50	$0.68	$3.88	$0.83
Diluted earnings per common share	$1.72	$1.01	$1.65	$1.48	$0.61	$2.74	$0.59

CUSTOMERS BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEET - UNAUDITED
(Dollars in thousands)
	June 30,	March 31,	December 31,	September 30,	June 30,
	2021	2021	2020	2020	2020
ASSETS
Cash and due from banks	$36,837	$3,123	$78,090	$5,822	$44,577
Interest earning deposits	393,663	512,241	615,264	325,594	1,022,753
Cash and cash equivalents	430,500	515,364	693,354	331,416	1,067,330
Investment securities, at fair value	1,526,792	1,441,904	1,210,285	1,133,831	681,382
Loans held for sale	34,540	46,106	79,086	26,689	464,164
Loans receivable, mortgage warehouse, at fair value	2,855,284	3,407,622	3,616,432	3,913,593	2,793,164
Loans receivable, PPP	6,305,056	5,178,089	4,561,365	4,964,105	4,760,427
Loans and leases receivable	7,772,142	7,536,489	7,575,368	7,700,892	7,272,447
Allowance for credit losses on loans and leases	(125,436)	(128,736)	(144,176)	(155,561)	(159,905)
Total loans and leases receivable, net of allowance for credit losses on loans and leases	16,807,046	15,993,464	15,608,989	16,423,029	14,666,133
FHLB, Federal Reserve Bank, and other restricted stock	39,895	69,420	71,368	70,387	91,023
Accrued interest receivable	90,009	83,186	80,412	65,668	49,911
Bank premises and equipment, net	10,391	10,943	11,225	11,308	7,879
Bank-owned life insurance	329,421	281,923	280,067	277,826	275,842
Goodwill and other intangibles	3,853	3,911	3,969	4,028	4,086
Other assets	362,661	371,439	338,438	354,010	512,209
Assets of discontinued operations	—	—	62,055	80,535	83,159
Total assets	$19,635,108	$18,817,660	$18,439,248	$18,778,727	$17,903,118

LIABILITIES AND SHAREHOLDERS' EQUITY
Demand, non-interest bearing deposits	$2,699,869	$2,687,628	$2,356,998	$2,327,017	$1,879,789
Interest bearing deposits	11,174,070	9,784,812	8,952,931	8,512,060	9,086,086
Total deposits	13,873,939	12,472,440	11,309,929	10,839,077	10,965,875
Federal funds purchased	—	365,000	250,000	680,000	—
FHLB advances	—	850,000	850,000	850,000	850,000
Other borrowings	124,240	124,138	124,037	123,935	123,833
Subordinated debt	181,534	181,464	181,394	181,324	181,255
FRB PPP liquidity facility	3,865,865	3,284,156	4,415,016	4,811,009	4,419,967
Accrued interest payable and other liabilities	338,801	351,741	152,082	185,927	296,192
Liabilities of discontinued operations	—	—	39,704	55,964	58,149
Total liabilities	18,384,379	17,628,939	17,322,162	17,727,236	16,895,271

Preferred stock	217,471	217,471	217,471	217,471	217,471
Common stock	33,634	33,519	32,986	32,836	32,791
Additional paid in capital	519,294	515,318	455,592	452,965	450,665
Retained earnings	496,844	438,802	438,581	385,750	338,665
Accumulated other comprehensive income (loss)	5,266	5,391	(5,764)	(15,751)	(9,965)
Treasury stock, at cost	(21,780)	(21,780)	(21,780)	(21,780)	(21,780)
Total shareholders' equity	1,250,729	1,188,721	1,117,086	1,051,491	1,007,847
Total liabilities & shareholders' equity	$19,635,108	$18,817,660	$18,439,248	$18,778,727	$17,903,118

CUSTOMERS BANCORP, INC. AND SUBSIDIARIES
AVERAGE BALANCE SHEET / NET INTEREST MARGIN - UNAUDITED
(Dollars in thousands)
	Three Months Ended
	June 30, 2021		March 31, 2021		June 30, 2020
	Average Balance	Average Yield or Cost (%)	Average Balance	Average Yield or Cost (%)	Average Balance	Average Yield or Cost (%)
Assets
Interest earning deposits	$646,342	0.12%	$1,177,315	0.10%	$384,622	0.12%
Investment securities (1)	1,512,644	2.20%	1,357,558	2.35%	705,389	3.49%
Loans and leases:
Commercial loans to mortgage companies	2,737,629	3.09%	3,122,098	3.09%	2,456,067	2.91%
Multi-family loans	1,551,370	3.88%	1,689,174	3.80%	2,009,847	3.87%
Commercial and industrial loans and leases (2)	2,878,045	3.59%	2,848,328	3.97%	2,460,060	4.05%
Loans receivable, PPP	6,133,184	2.69%	4,623,213	3.41%	2,754,920	1.71%
Non-owner occupied commercial real estate loans	1,368,695	3.86%	1,348,938	3.85%	1,392,131	3.81%
Residential mortgages	346,284	3.62%	373,497	3.78%	429,609	3.53%
Installment loans	1,467,595	9.37%	1,323,863	9.04%	1,288,999	8.72%
Total loans and leases (3)	16,482,802	3.74%	15,329,111	4.02%	12,791,633	3.72%
Other interest-earning assets	57,208	5.32%	79,960	3.64%	98,377	2.06%
Total interest-earning assets	18,698,996	3.49%	17,943,944	3.64%	13,980,021	3.60%
Non-interest-earning assets	607,952		581,777		616,683
Assets of discontinued operations	—		—		78,880
Total assets	$19,306,948		$18,525,721		$14,675,584
Liabilities
Interest checking accounts	$3,503,242	0.76%	$2,691,723	0.84%	$2,482,222	0.75%
Money market deposit accounts	4,859,614	0.47%	4,435,930	0.55%	3,034,457	0.85%
Other savings accounts	1,456,777	0.57%	1,414,350	0.69%	1,177,554	1.94%
Certificates of deposit	658,698	0.78%	666,239	0.97%	1,734,062	1.51%
Total interest-bearing deposits (4)	10,478,331	0.60%	9,208,242	0.69%	8,428,295	1.11%
FRB PPP liquidity facility	3,858,733	0.35%	3,941,718	0.35%	942,258	0.35%
Borrowings	531,757	3.85%	1,171,826	3.23%	2,282,761	1.62%
Total interest-bearing liabilities	14,868,821	0.65%	14,321,786	0.80%	11,653,314	1.15%
Non-interest-bearing deposits (4)	2,889,781		2,819,871		1,890,955
Total deposits and borrowings	17,758,602	0.54%	17,141,657	0.67%	13,544,269	0.99%
Other non-interest-bearing liabilities	328,251		247,798		88,913
Liabilities of discontinued operations	—		—		53,268
Total liabilities	18,086,853		17,389,455		13,686,450
Shareholders' equity	1,220,095		1,136,266		989,134
Total liabilities and shareholders' equity	$19,306,948		$18,525,721		$14,675,584
Interest spread		2.95%		2.97%		2.61%
Net interest margin		2.98%		3.00%		2.65%
Net interest margin tax equivalent (5)		2.98%		3.00%		2.65%
Net interest margin tax equivalent excl. PPP (6)		3.30%		2.99%		2.97%

(1) For presentation in this table, average balances and the corresponding average yields for investment securities are based upon historical cost, adjusted for amortization of premiums and accretion of discounts.
(2) Includes owner occupied commercial real estate loans.
(3) Includes non-accrual loans, the effect of which is to reduce the yield earned on loans and leases, and deferred loan fees.
(4) Total costs of deposits (including interest bearing and non-interest bearing) were 0.47%, 0.53% and 0.91% for the three months ended June 30, 2021, March 31, 2021 and June 30, 2020, respectively.
(5) Non-GAAP tax-equivalent basis, using an estimated marginal tax rate of 26% for the three months ended June 30, 2021, March 31, 2021 and June 30, 2020, presented to approximate interest income as a taxable asset. Management uses non-GAAP measures to present historical periods comparable to the current period presentation. In addition, management believes the use of these non-GAAP measures provides additional clarity when assessing Customers’ financial results. These disclosures should not be viewed as substitutes for results determined to be in accordance with U.S. GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other entities.
(6) Non-GAAP tax-equivalent basis, as described in note (5) for the three months ended June 30, 2021, March 31, 2021 and June 30, 2020, excluding net interest income from PPP loans and related borrowings, along with the related PPP loan balances and PPP fees receivable from interest-earning assets. Management uses non-GAAP measures to present historical periods comparable to the current period presentation. In addition, management believes the use of these non-GAAP measures provides additional clarity when assessing Customers’ financial results. These disclosures should not be viewed as substitutes for results determined to be in accordance with U.S. GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other entities.

CUSTOMERS BANCORP, INC. AND SUBSIDIARIES
AVERAGE BALANCE SHEET / NET INTEREST MARGIN - UNAUDITED
(Dollars in thousands)
	Six Months Ended
	June 30, 2021		June 30, 2020
	Average Balance	Average Yield or Cost (%)	Average Balance	Average Yield or Cost (%)
Assets
Interest earning deposits	$910,362	0.11%	$578,435	1.03%
Investment securities (1)	1,435,529	2.27%	635,838	3.50%
Loans and leases:
Commercial loans to mortgage companies	2,928,802	3.09%	2,148,863	3.30%
Multi-family loans	1,619,891	3.84%	2,111,853	3.97%
Commercial and industrial loans and leases (2)	2,863,268	3.78%	2,460,435	4.37%
Loans receivable, PPP	5,382,370	3.00%	1,377,460	1.71%
Non-owner occupied commercial real estate loans	1,358,871	3.86%	1,363,795	4.07%
Residential mortgages	359,815	3.71%	437,782	3.75%
Installment loans	1,396,126	9.22%	1,274,024	8.93%
Total loans and leases (3)	15,909,143	3.88%	11,174,212	4.22%
Other interest-earning assets	68,521	4.34%	89,890	4.31%
Total interest-earning assets	18,323,555	3.56%	12,478,375	4.04%
Non-interest-earning assets	594,936		565,304
Assets of discontinued operations	—		80,816
Total assets	$18,918,491		$13,124,495
Liabilities
Interest checking accounts	$3,099,725	0.80%	$1,888,160	0.98%
Money market deposit accounts	4,648,942	0.51%	3,335,006	1.37%
Other savings accounts	1,435,681	0.63%	1,159,479	1.99%
Certificates of deposit	662,447	0.87%	1,629,416	1.76%
Total interest-bearing deposits (4)	9,846,795	0.64%	8,012,061	1.45%
FRB PPP liquidity facility	3,899,996	0.35%	471,129	0.35%
Borrowings	850,024	3.42%	1,756,080	2.16%
Total interest-bearing liabilities	14,596,815	0.72%	10,239,270	1.52%
Non-interest-bearing deposits (4)	2,855,019		1,732,163
Total deposits and borrowings	17,451,834	0.61%	11,971,433	1.30%
Other non-interest-bearing liabilities	288,246		92,218
Liabilities of discontinued operations	—		53,600
Total liabilities	17,740,080		12,117,251
Shareholders' equity	1,178,411		1,007,244
Total liabilities and shareholders' equity	$18,918,491		$13,124,495
Interest spread		2.96%		2.74%
Net interest margin		2.99%		2.79%
Net interest margin tax equivalent (5)		2.99%		2.80%
Net interest margin tax equivalent excl. PPP (6)		3.14%		2.98%

(1) For presentation in this table, average balances and the corresponding average yields for investment securities are based upon historical cost, adjusted for amortization of premiums and accretion of discounts.
(2) Includes owner occupied commercial real estate loans.
(3) Includes non-accrual loans, the effect of which is to reduce the yield earned on loans and leases, and deferred loan fees.
(4) Total costs of deposits (including interest bearing and non-interest bearing) were 0.50% and 1.19% for the six months ended June 30, 2021 and 2020, respectively.
(5) Non-GAAP tax-equivalent basis, using an estimated marginal tax rate of 26% for the six months ended June 30, 2021 and 2020, presented to approximate interest income as a taxable asset. Management uses non-GAAP measures to present historical periods comparable to the current period presentation. In addition, management believes the use of these non-GAAP measures provides additional clarity when assessing Customers’ financial results. These disclosures should not be viewed as substitutes for results determined to be in accordance with U.S. GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other entities.
(6) Non-GAAP tax-equivalent basis as described in note (5), for the six months ended June 30, 2021 and 2020, excluding net interest income from PPP loans and related borrowings, along with the related PPP loan balances and PPP fees receivable from interest-earning assets. Management uses non-GAAP measures to present historical periods comparable to the current period presentation. In addition, management believes the use of these non-GAAP measures provides additional clarity when assessing Customers’ financial results. These disclosures should not be viewed as substitutes for results determined to be in accordance with U.S. GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other entities.

CUSTOMERS BANCORP, INC. AND SUBSIDIARIES
PERIOD END LOAN AND LEASE COMPOSITION - UNAUDITED
(Dollars in thousands)
	June 30,	March 31,	December 31,	September 30,	June 30,
	2021	2021	2020	2020	2020
Commercial:
Multi-family	$1,497,485	$1,659,529	$1,761,301	$1,950,300	$2,023,571
Loans to mortgage companies	2,922,217	3,463,490	3,657,350	3,947,828	2,832,112
Commercial & industrial	2,293,723	2,164,784	2,304,206	2,186,480	2,060,494
Commercial real estate owner occupied	653,649	590,093	572,338	557,595	544,772
Loans receivable, PPP	6,305,056	5,178,089	4,561,365	4,964,105	4,760,427
Commercial real estate non-owner occupied	1,206,646	1,194,832	1,213,815	1,233,882	1,262,373
Construction	179,198	156,837	140,905	122,963	128,834
Total commercial loans and leases	15,057,974	14,407,654	14,211,280	14,963,153	13,612,583
Consumer:
Residential	273,493	295,654	323,322	343,775	352,941
Manufactured housing	57,904	59,977	62,243	64,638	66,865
Installment	1,577,651	1,405,021	1,235,406	1,233,713	1,257,813
Total consumer loans	1,909,048	1,760,652	1,620,971	1,642,126	1,677,619
Total loans and leases	$16,967,022	$16,168,306	$15,832,251	$16,605,279	$15,290,202

CUSTOMERS BANCORP, INC. AND SUBSIDIARIES
PERIOD END DEPOSIT COMPOSITION - UNAUDITED
(Dollars in thousands)
	June 30,	March 31,	December 31,	September 30,	June 30,
	2021	2021	2020	2020	2020

Demand, non-interest bearing	$2,699,869	$2,687,628	$2,356,998	$2,327,017	$1,879,789
Demand, interest bearing	4,206,355	3,228,941	2,384,691	2,308,627	2,666,209
Total demand deposits	6,906,224	5,916,569	4,741,689	4,635,644	4,545,998
Savings	1,431,756	1,483,482	1,314,817	1,173,641	1,144,788
Money market	4,908,809	4,406,508	4,601,492	4,057,366	3,404,709
Time deposits	627,150	665,881	651,931	972,426	1,870,380
Total deposits	$13,873,939	$12,472,440	$11,309,929	$10,839,077	$10,965,875

CUSTOMERS BANCORP, INC. AND SUBSIDIARIES
ASSET QUALITY - UNAUDITED
(Dollars in thousands)	As of June 30, 2021					As of March 31, 2021					As of June 30, 2020
	Total loans	Non accrual /NPLs	Allowance for credit losses	Total NPLs to total loans	Total reserves to total NPLs	Total loans	Non accrual /NPLs	Allowance for credit losses	Total NPLs to total loans	Total reserves to total NPLs	Total loans	Non accrual /NPLs	Allowance for credit losses	Total NPLs to total loans	Total reserves to total NPLs

Loan type
Multi-family	$1,497,485	$21,595	$5,028	1.44%	23.28%	$1,640,278	$20,530	$8,026	1.25%	39.09%	$1,581,839	$7,013	$14,697	0.44%	209.57%
Commercial & industrial(1)	2,360,656	6,717	8,127	0.28%	120.99%	2,220,652	7,544	7,503	0.34%	99.46%	2,099,442	9,974	12,302	0.48%	123.34%
Commercial real estate owner occupied	653,649	2,688	4,464	0.41%	166.07%	590,093	3,242	5,935	0.55%	183.07%	544,772	4,022	11,405	0.74%	283.57%
Commercial real estate non-owner occupied	1,206,646	—	7,374	—%	—%	1,194,832	2,356	11,621	0.20%	493.25%	1,244,773	30,257	26,493	2.43%	87.56%
Construction	179,198	—	2,643	—%	—%	156,837	—	4,103	—%	—%	128,834	—	5,297	—%	—%
Total commercial loans and leases receivable	5,897,634	31,000	27,636	0.53%	89.15%	5,802,692	33,672	37,188	0.58%	110.44%	5,599,660	51,266	70,194	0.92%	136.92%
Residential	266,911	8,991	2,299	3.37%	25.57%	293,805	9,353	3,209	3.18%	34.31%	348,109	7,857	4,550	2.26%	57.91%
Manufactured housing	57,904	3,239	4,372	5.59%	134.98%	59,977	2,871	4,799	4.79%	167.15%	66,865	3,331	6,014	4.98%	180.55%
Installment	1,549,693	2,728	91,129	0.18%	3340.51%	1,380,015	2,185	83,540	0.16%	3823.34%	1,257,813	4,887	79,147	0.39%	1619.54%
Total consumer loans receivable	1,874,508	14,958	97,800	0.80%	653.83%	1,733,797	14,409	91,548	0.83%	635.35%	1,672,787	16,075	89,711	0.96%	558.08%
Loans and leases receivable(1)	7,772,142	45,958	125,436	0.59%	272.94%	7,536,489	48,081	128,736	0.64%	267.75%	7,272,447	67,341	159,905	0.93%	237.46%
Loans receivable, PPP	6,305,056	—	—	—%	—%	5,178,089	—	—	—%	—%	4,760,427	—	—	—%	—%
Loans receivable, mortgage warehouse, at fair value	2,855,284	—	—	—%	—%	3,407,622	—	—	—%	—%	2,793,164	—	—	—%	—%
Total loans held for sale	34,540	507	—	1.47%	—%	46,106	643	—	1.39%	—%	464,164	18,925	—	4.08%	—%
Total portfolio	$16,967,022	$46,465	$125,436	0.27%	269.96%	$16,168,306	$48,724	$128,736	0.30%	264.21%	$15,290,202	$86,266	$159,905	0.56%	185.36%
(1) Excluding loans receivable, PPP from total loans and leases receivable is a non-GAAP measure. Management believes the use of these non-GAAP measures provides additional clarity when assessing Customers' financial results. These disclosures should not be viewed as substitutes for results determined to be in accordance with U.S. GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other entities. Please refer to the reconciliation schedules that follow this table.

CUSTOMERS BANCORP, INC. AND SUBSIDIARIES
NET CHARGE-OFFS/(RECOVERIES) - UNAUDITED
(Dollars in thousands)
	Q2	Q1	Q4	Q3	Q2	Six Months Ended June 30,
	2021	2021	2020	2020	2020	2021	2020
Loan type
Multi-family	$—	$1,132	$—	$—	$—	$1,132	$—
Commercial & industrial	(283)	375	155	(55)	(4)	92	39
Commercial real estate owner occupied	(1)	134	12	44	(2)	133	(5)
Commercial real estate non-owner occupied	(59)	(10)	(35)	8,923	2,801	(69)	15,598
Construction	(114)	(5)	(6)	(6)	(113)	(119)	(116)
Residential	(12)	40	46	(17)	(26)	28	(55)
Installment	7,060	10,855	8,300	8,410	7,669	17,915	13,575
Total net charge-offs (recoveries) from loans held for investment	$6,591	$12,521	$8,472	$17,299	$10,325	$19,112	$29,036

CUSTOMERS BANCORP, INC. AND SUBSIDIARIES
RECONCILIATION OF GAAP TO NON-GAAP MEASURES - UNAUDITED
Customers believes that the non-GAAP measurements disclosed within this document are useful for investors, regulators, management and others to evaluate our core results of operations and financial condition relative to other financial institutions. These non-GAAP financial measures are frequently used by securities analysts, investors, and other interested parties in the evaluation of companies in Customers' industry. These non-GAAP financial measures exclude from corresponding GAAP measures the impact of certain elements that we do not believe are representative of our ongoing financial results, which we believe enhance an overall understanding of our performance and increases comparability of our period to period results. Investors should consider our performance and financial condition as reported under GAAP and all other relevant information when assessing our performance or financial condition. The non-GAAP measures presented are not necessarily comparable to non-GAAP measures that may be presented by other financial institutions. Although non-GAAP financial measures are frequently used in the evaluation of a company, they have limitations as analytical tools and should not be considered in isolation or as a substitute for analysis of our results of operations or financial condition as reported under GAAP.
The following tables present reconciliations of GAAP to non-GAAP measures disclosed within this document.

Core Earnings - Customers Bancorp											Six Months Ended June 30,
	Q2 2021		Q1 2021		Q4 2020		Q3 2020		Q2 2020		2021		2020
(dollars in thousands except per share data)	USD	Per share	USD	Per share	USD	Per share	USD	Per share	USD	Per share	USD	Per share	USD	Per share
GAAP net income to common shareholders	$58,042	$1.72	$33,204	$1.01	$52,831	$1.65	$47,085	$1.48	$19,137	$0.61	$91,246	$2.74	$18,621	$0.59
Reconciling items (after tax):
Net loss from discontinued operations	—	—	38,036	1.16	2,317	0.07	532	0.02	2,258	0.07	38,036	1.14	7,612	0.24
Severance expense	1,517	0.04	—	—	—	—	—	—	—	—	1,517	0.05	—	—
Merger and acquisition related expenses	—	—	320	0.01	508	0.02	530	0.02	—	—	320	0.01	—	—
Legal reserves	—	—	—	—	—	—	258	0.01	—	—	—	—	—	—
(Gains) losses on investment securities	(2,694)	(0.08)	(18,773)	(0.57)	(1,419)	(0.04)	(9,662)	(0.30)	(4,543)	(0.14)	(21,467)	(0.64)	(6,331)	(0.20)
Loss on sale of foreign subsidiaries	2,150	0.06	—	—	—	—	—	—	—	—	2,150	0.06	—	—
Loss on cash flow hedge derivative terminations	—	—	18,716	0.57	—	—	—	—	—	—	18,716	0.56	—	—
Derivative credit valuation adjustment	288	0.01	(1,195)	(0.04)	(448)	(0.01)	(304)	(0.01)	4,527	0.14	(907)	(0.03)	6,563	0.21
Risk participation agreement mark-to-market adjustment	—	—	—	—	—	—	—	—	(1,080)	(0.03)	—	—	(1,080)	(0.03)
Unrealized losses on loans held for sale	—	—	—	—	799	0.03	—	—	1,114	0.04	—	—	1,114	0.04
Core earnings	$59,303	$1.76	$70,308	$2.14	$54,588	$1.71	$38,439	$1.21	$21,413	$0.68	$129,611	$3.89	$26,499	$0.84

CUSTOMERS BANCORP, INC. AND SUBSIDIARIES
RECONCILIATION OF GAAP TO NON-GAAP MEASURES - UNAUDITED (CONTINUED)

(Dollars in thousands, except per share data)

Core Return on Average Assets - Customers Bancorp						Six Months Ended June 30,
(dollars in thousands except per share data)	Q2 2021	Q1 2021	Q4 2020	Q3 2020	Q2 2020	2021	2020
GAAP net income	$61,341	$36,595	$56,245	$50,515	$22,718	$97,936	$25,817
Reconciling items (after tax):
Net loss from discontinued operations	—	38,036	2,317	532	2,258	38,036	7,612
Severance expense	1,517	—	—	—	—	1,517	—
Merger and acquisition related expenses	—	320	508	530	—	320	—
Legal reserves	—	—	—	258	—	—	—
(Gains) losses on investment securities	(2,694)	(18,773)	(1,419)	(9,662)	(4,543)	(21,467)	(6,331)
Loss on sale of foreign subsidiaries	2,150	—	—	—	—	2,150	—
Loss on cash flow hedge derivative terminations	—	18,716	—	—	—	18,716	—
Derivative credit valuation adjustment	288	(1,195)	(448)	(304)	4,527	(907)	6,563
Risk participation agreement mark-to-market adjustment	—	—	—	—	(1,080)	—	(1,080)
Unrealized losses on loans held for sale	—	—	799	—	1,114	—	1,114
Core net income	$62,602	$73,699	$58,002	$41,869	$24,994	$136,301	$33,695

Average total assets	$19,306,948	$18,525,721	$18,250,719	$17,865,574	$14,675,584	$18,918,491	$13,124,495

Core return on average assets	1.30%	1.61%	1.26%	0.93%	0.68%	1.45%	0.52%

Adjusted Net Income and Adjusted ROAA - Pre-Tax Pre-Provision - Customers Bancorp						Six Months Ended June 30,
(dollars in thousands except per share data)	Q2 2021	Q1 2021	Q4 2020	Q3 2020	Q2 2020	2021	2020
GAAP net income	$61,341	$36,595	$56,245	$50,515	$22,718	$97,936	$25,817
Reconciling items:
Income tax expense	20,124	17,560	23,447	12,016	7,980	37,684	11,254
Provision (benefit) for credit losses on loans and leases	3,291	(2,919)	(2,913)	12,955	20,946	372	52,732
Provision (benefit) for credit losses on unfunded commitments	45	(1,286)	(968)	(527)	(356)	(1,241)	395
Severance expense	2,004	—	—	—	—	2,004	—
Net loss from discontinued operations	—	38,036	2,317	532	2,258	38,036	7,612
Merger and acquisition related expenses	—	418	709	658	—	418	—
Legal reserves	—	—	—	320	—	—	—
(Gains) losses on investment securities	(3,558)	(24,540)	(1,431)	(11,945)	(5,553)	(28,098)	(8,150)
Loss on sale of foreign subsidiaries	2,840	—	—	—	—	2,840	—
Loss on cash flow hedge derivative terminations	—	24,467	—	—	—	24,467	—
Derivative credit valuation adjustment	380	(1,562)	(625)	(378)	5,895	(1,182)	8,451
Risk participation agreement mark-to-market adjustment	—	—	—	—	(1,407)	—	(1,407)
Unrealized losses on loans held for sale	—	—	1,115	—	1,450	—	1,450
Adjusted net income - pre-tax pre-provision	$86,467	$86,769	$77,896	$64,146	$53,931	$173,236	$98,154

Average total assets	$19,306,948	$18,525,721	$18,250,719	$17,865,574	$14,675,584	$18,918,491	$13,124,495

Adjusted ROAA - pre-tax pre-provision	1.80%	1.90%	1.70%	1.43%	1.48%	1.85%	1.50%

CUSTOMERS BANCORP, INC. AND SUBSIDIARIES
RECONCILIATION OF GAAP TO NON-GAAP MEASURES - UNAUDITED (CONTINUED)

(Dollars in thousands, except per share data)

Core Return on Average Common Equity - Customers Bancorp						Six Months Ended June 30,
(dollars in thousands except per share data)	Q2 2021	Q1 2021	Q4 2020	Q3 2020	Q2 2020	2021	2020
GAAP net income to common shareholders	$58,042	$33,204	$52,831	$47,085	$19,137	$91,246	$18,621
Reconciling items (after tax):
Net loss from discontinued operations	—	38,036	2,317	532	2,258	38,036	7,612
Severance expense	1,517	—	—	—	—	1,517	—
Merger and acquisition related expenses	—	320	508	530	—	320	—
Legal reserves	—	—	—	258	—	—	—
(Gains) losses on investment securities	(2,694)	(18,773)	(1,419)	(9,662)	(4,543)	(21,467)	(6,331)
Loss on sale of foreign subsidiaries	2,150	—	—	—	—	2,150	—
Loss on cash flow hedge derivative terminations	—	18,716	—	—	—	18,716	—
Derivative credit valuation adjustment	288	(1,195)	(448)	(304)	4,527	(907)	6,563
Risk participation agreement mark-to-market adjustment	—	—	—	—	(1,080)	—	(1,080)
Unrealized losses on loans held for sale	—	—	799	—	1,114	—	1,114
Core earnings	$59,303	$70,308	$54,588	$38,439	$21,413	$129,611	$26,499

Average total common shareholders' equity	$1,002,624	$918,795	$866,411	$812,577	$771,663	$960,940	$789,774

Core return on average common equity	23.72%	31.03%	25.06%	18.82%	11.16%	27.20%	6.75%

Adjusted ROCE - Pre-Tax Pre-Provision - Customers Bancorp						Six Months Ended June 30,
(dollars in thousands except per share data)	Q2 2021	Q1 2021	Q4 2020	Q3 2020	Q2 2020	2021	2020
GAAP net income to common shareholders	$58,042	$33,204	$52,831	$47,085	$19,137	$91,246	$18,621
Reconciling items:
Income tax expense	20,124	17,560	23,447	12,016	7,980	37,684	11,254
Provision (benefit) for credit losses on loan and leases	3,291	(2,919)	(2,913)	12,955	20,946	372	52,732
Provision (benefit) for credit losses on unfunded commitments	45	(1,286)	(968)	(527)	(356)	(1,241)	395
Net loss from discontinued operations	—	38,036	2,317	532	2,258	38,036	7,612
Severance expense	2,004	—	—	—	—	2,004	—
Merger and acquisition related expenses	—	418	709	658	—	418	—
Legal reserves	—	—	—	320	—	—	—
(Gains) losses on investment securities	(3,558)	(24,540)	(1,431)	(11,945)	(5,553)	(28,098)	(8,150)
Loss on sale of foreign subsidiaries	2,840	—	—	—	—	2,840	—
Loss on cash flow hedge derivative terminations	—	24,467	—	—	—	24,467	—
Derivative credit valuation adjustment	380	(1,562)	(625)	(378)	5,895	(1,182)	8,451
Risk participation agreement mark-to-market adjustment	—	—	—	—	(1,407)	—	(1,407)
Unrealized losses on loans held for sale	—	—	1,115	—	1,450	—	1,450
Pre-tax pre-provision adjusted net income available to common shareholders	$83,168	$83,378	$74,482	$60,716	$50,350	$166,546	$90,958

Average total common shareholders' equity	$1,002,624	$918,795	$866,411	$812,577	$771,663	$960,940	$789,774

Adjusted ROCE - pre-tax pre-provision	33.27%	36.80%	34.20%	29.73%	26.24%	34.95%	23.16%

CUSTOMERS BANCORP, INC. AND SUBSIDIARIES
RECONCILIATION OF GAAP TO NON-GAAP MEASURES - UNAUDITED (CONTINUED)

(Dollars in thousands, except per share data)

Net Interest Margin, Tax Equivalent - Customers Bancorp						Six Months Ended June 30,
(dollars in thousands except per share data)	Q2 2021	Q1 2021	Q4 2020	Q3 2020	Q2 2020	2021	2020
GAAP net interest income	$138,757	$132,731	$122,946	$107,439	$91,982	$271,488	$173,302
Tax-equivalent adjustment	289	292	219	225	225	581	430
Net interest income tax equivalent	$139,046	$133,023	$123,165	$107,664	$92,207	$272,069	$173,732

Average total interest earning assets	$18,698,996	$17,943,944	$17,601,999	$17,121,145	$13,980,021	$18,323,555	$12,478,375

Net interest margin, tax equivalent	2.98%	3.00%	2.78%	2.50%	2.65%	2.99%	2.80%

Net Interest Margin, Tax Equivalent, Excluding PPP - Customers Bancorp						Six Months Ended June 30,
(dollars in thousands except per share data)	Q2 2021	Q1 2021	Q4 2020	Q3 2020	Q2 2020	2021	2020
GAAP net interest income	$138,757	$132,731	$122,946	$107,439	$91,982	$271,488	$173,302
PPP net interest income	(35,785)	(34,842)	(25,257)	(20,018)	(9,308)	(70,627)	(9,308)
Tax-equivalent adjustment	289	292	219	225	225	581	430
Net interest income, tax equivalent, excluding PPP	$103,261	$98,181	$97,908	$87,646	$82,899	$201,442	$164,424

GAAP average total interest earning assets	$18,698,996	$17,943,944	$17,601,999	$17,121,145	$13,980,021	$18,323,555	$12,478,375
Average PPP loans	(6,133,184)	(4,623,213)	(4,782,606)	(4,909,197)	(2,754,920)	(5,382,370)	(1,377,460)
Adjusted average total interest earning assets	$12,565,812	$13,320,731	$12,819,393	$12,211,948	$11,225,101	$12,941,185	$11,100,915

Net interest margin, tax equivalent, excluding PPP	3.30%	2.99%	3.04%	2.86%	2.97%	3.14%	2.98%

Core Efficiency Ratio - Customers Bancorp						Six Months Ended June 30,
(dollars in thousands except per share data)	Q2 2021	Q1 2021	Q4 2020	Q3 2020	Q2 2020	2021	2020
GAAP net interest income	$138,757	$132,731	$122,946	$107,439	$91,982	$271,488	$173,302

GAAP non-interest income	$16,822	$18,468	$16,083	$24,864	$11,711	$35,290	$22,871
(Gains) losses on investment securities	(3,558)	(24,540)	(1,431)	(11,945)	(5,553)	(28,098)	(8,150)
Derivative credit valuation adjustment	380	(1,562)	(625)	(378)	5,895	(1,182)	8,451
Risk participation agreement mark-to-market adjustment	—	—	—	—	(1,407)	—	(1,407)
Unrealized losses on loans held for sale	—	—	1,115	—	1,450	—	1,450
Loss on cash flow hedge derivative terminations	—	24,467	—	—	—	24,467	—
Loss on sale of foreign subsidiaries	2,840	—	—	—	—	2,840	—
Core non-interest income	16,484	16,833	15,142	12,541	12,096	33,317	23,215
Core revenue	$155,241	$149,564	$138,088	$119,980	$104,078	$304,805	$196,517

GAAP non-interest expense	$70,823	$61,927	$59,933	$56,285	$49,791	$132,750	$98,758
Severance expense	(2,004)	—	—	—	—	(2,004)	—
Legal reserves	—	—	—	(320)	—	—	—
Merger and acquisition related expenses	—	(418)	(709)	(658)	—	(418)	—
Core non-interest expense	$68,819	$61,509	$59,224	$55,307	$49,791	$130,328	$98,758

Core efficiency ratio (1)	44.33%	41.13%	42.89%	46.10%	47.84%	42.76%	50.25%

(1) Core efficiency ratio calculated as core non-interest expense divided by core revenue.

CUSTOMERS BANCORP, INC. AND SUBSIDIARIES
RECONCILIATION OF GAAP TO NON-GAAP MEASURES - UNAUDITED (CONTINUED)

(Dollars in thousands, except per share data)

Tangible Common Equity to Tangible Assets - Customers Bancorp

(dollars in thousands except per share data)	Q2 2021	Q1 2021	Q4 2020	Q3 2020	Q2 2020
GAAP total shareholders' equity	$1,250,729	$1,188,721	$1,117,086	$1,051,491	$1,007,847
Reconciling items:
Preferred stock	(217,471)	(217,471)	(217,471)	(217,471)	(217,471)
Goodwill and other intangibles (1)	(3,853)	(3,911)	(14,298)	(14,437)	(14,575)
Tangible common equity	$1,029,405	$967,339	$885,317	$819,583	$775,801

GAAP total assets	$19,635,108	$18,817,660	$18,439,248	$18,778,727	$17,903,118
Reconciling items:
Goodwill and other intangibles (1)	(3,853)	(3,911)	(14,298)	(14,437)	(14,575)
Tangible assets	$19,631,255	$18,813,749	$18,424,950	$18,764,290	$17,888,543

Tangible common equity to tangible assets	5.24%	5.14%	4.80%	4.37%	4.34%
(1) Includes goodwill and other intangibles reported in assets of discontinued operations.

Tangible Book Value per Common Share - Customers Bancorp
(dollars in thousands except share and per share data)	Q2 2021	Q1 2021	Q4 2020	Q3 2020	Q2 2020
GAAP total shareholders' equity	$1,250,729	$1,188,721	$1,117,086	$1,051,491	$1,007,847
Reconciling Items:
Preferred stock	(217,471)	(217,471)	(217,471)	(217,471)	(217,471)
Goodwill and other intangibles (1)	(3,853)	(3,911)	(14,298)	(14,437)	(14,575)
Tangible common equity	$1,029,405	$967,339	$885,317	$819,583	$775,801

Common shares outstanding	32,353,256	32,238,762	31,705,088	31,555,124	31,510,287

Tangible book value per common share	$31.82	$30.01	$27.92	$25.97	$24.62
(1) Includes goodwill and other intangibles reported in assets of discontinued operations.

Total Loans and Leases, excluding PPP
(dollars in thousands except per share data)	Q2 2021	Q1 2021	Q4 2020	Q3 2020	Q2 2020
Total loans and leases	$16,967,022	$16,168,306	$15,832,251	$16,605,279	$15,290,202

Loans receivable, PPP	(6,305,056)	(5,178,089)	(4,561,365)	(4,964,105)	(4,760,427)
Loans and leases, excluding PPP	$10,661,966	$10,990,217	$11,270,886	$11,641,174	$10,529,775

Total Assets, excluding PPP
(dollars in thousands except per share data)	Q2 2021	Q1 2021	Q4 2020	Q3 2020	Q2 2020
Total assets	$19,635,108	$18,817,660	$18,439,248	$18,778,727	$17,903,118

Loans receivable, PPP	(6,305,056)	(5,178,089)	(4,561,365)	(4,964,105)	(4,760,427)
Total assets, excluding PPP	$13,330,052	$13,639,571	$13,877,883	$13,814,622	$13,142,691

CUSTOMERS BANCORP, INC. AND SUBSIDIARIES
RECONCILIATION OF GAAP TO NON-GAAP MEASURES - UNAUDITED (CONTINUED)

(Dollars in thousands, except per share data)

Coverage of credit loss reserves for loans and leases held for investment, excluding PPP
(dollars in thousands except per share data)	Q2 2021	Q1 2021	Q4 2020	Q3 2020	Q2 2020
Loans and leases receivable	$14,077,198	$12,714,578	$12,136,733	$12,664,997	$12,032,874

Loans receivable, PPP	(6,305,056)	(5,178,089)	(4,561,365)	(4,964,105)	(4,760,427)
Loans and leases held for investment, excluding PPP	$7,772,142	$7,536,489	$7,575,368	$7,700,892	$7,272,447

Allowance for credit losses on loans and leases	$125,436	$128,736	$144,176	$155,561	$159,905

Coverage of credit loss reserves for loans and leases held for investment, excluding PPP	1.61%	1.71%	1.90%	2.02%	2.20%

Tangible Common Equity to Tangible Assets, excluding PPP - Customers Bancorp

(dollars in thousands except per share data)	Q2 2021	Q1 2021	Q4 2020	Q3 2020	Q2 2020
GAAP total shareholders' equity	$1,250,729	$1,188,721	$1,117,086	$1,051,491	$1,007,847
Reconciling items:
Preferred stock	(217,471)	(217,471)	(217,471)	(217,471)	(217,471)
Goodwill and other intangibles (1)	(3,853)	(3,911)	(14,298)	(14,437)	(14,575)
Tangible common equity	$1,029,405	$967,339	$885,317	$819,583	$775,801

GAAP total assets	$19,635,108	$18,817,660	$18,439,248	$18,778,727	$17,903,118
Loans receivable, PPP	(6,305,056)	(5,178,089)	(4,561,365)	(4,964,105)	(4,760,427)
Total assets, excluding PPP	$13,330,052	$13,639,571	$13,877,883	$13,814,622	$13,142,691
Reconciling items:
Goodwill and other intangibles (1)	(3,853)	(3,911)	(14,298)	(14,437)	(14,575)
Tangible assets	$13,326,199	$13,635,660	$13,863,585	$13,800,185	$13,128,116

Tangible common equity to tangible assets	7.72%	7.09%	6.39%	5.94%	5.91%
(1) Includes goodwill and other intangibles reported in assets of discontinued operations.

Deferments to total loans and leases, excluding PPP
(dollars in thousands except per share data)	Q2 2021	Q1 2021	Q4 2020
Total loans and leases	$16,967,022	$16,168,306	$15,832,251
Loans receivable, PPP	(6,305,056)	(5,178,089)	(4,561,365)
Total loans and leases, excluding PPP	$10,661,966	$10,990,217	$11,270,886

Commercial deferments	$89,800	$176,100	$202,100
Consumer deferments	8,400	13,000	16,400
Total deferments	$98,200	$189,100	$218,500

Commercial deferments to total loans and leases, excluding PPP	0.8%	1.6%	1.8%
Consumer deferments to total loans and leases, excluding PPP	0.1	0.1	0.1
Total deferments to total loans and leases, excluding PPP	0.9%	1.7%	1.9%